Exhibit 99.1

KMG Chemicals, Inc.
9555 W. Sam Houston Parkway South
Suite 600
Houston, TX 77099
USA

KMG Announces Sale of Creosote Distribution Assets

HOUSTON, Texas — (BUSINESS WIRE) — January 20, 2015 — KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals in select markets, today announced that it has sold its creosote distribution business to Koppers Inc., a wholly-owned subsidiary of Koppers Holdings Inc. (NYSE: KOP). Assets included in the transaction are KMG’s rail car and tank terminal leases, and creosote inventory. KMG estimates that cash proceeds from the sale will be approximately $15.5 million, which includes approximately $3 million worth of inventory. The asset sale closed concurrently with the signing of the asset purchase agreement.

KMG fully retains its North American pentachlorophenol (“penta”) manufacturing operations,

and the Company will continue to produce and supply this important wood preservative used for the treatment of wooden utility poles and cross-arms.

Chris Fraser, KMG’s chairman and chief executive officer, said, “As always, we are committed to maximizing cash flow to drive long-term shareholder value. While our creosote distribution business was fundamental to KMG’s development and early success, changing market dynamics limited its growth potential for KMG in recent years. In today’s environment, our creosote distribution assets are more strategically advantageous for Koppers, a vertically integrated global producer of carbon compounds and supplier of treated wood products.”

Mr. Fraser continued, “The transaction announced today enables us to realize value from these assets that are no longer central to our growth strategy. We intend to use the proceeds generated from the sale to reduce debt and to invest in strategic initiatives that possess more attractive growth opportunities.

“The sale of our creosote distribution business does not affect our penta manufacturing operations, which remain a key asset for the Company. We are dedicated to providing the highest levels of product quality and service to our valued customers in the penta market,” Mr. Fraser stated.

In the second fiscal quarter ending January 31, 2015, KMG anticipates realizing a gain on the sale of approximately $5.5 million, including the estimated impact of a write-off of a portion of goodwill in its Wood Treating Chemicals segment.

For the fiscal 2015 year, KMG updates its financial guidance to reflect the sale of its creosote distribution business. The Company forecasts that fiscal 2015 consolidated net sales will be $315-$325 million compared with consolidated net sales of $353 million in fiscal 2014. The projected decline in fiscal 2015 sales reflects decreased sales in the Wood Treating Chemicals segment primarily due to the divestiture of the creosote business, partially offset by growth in the Electronic Chemicals segment. The Company continues to forecast that fiscal 2015 adjusted EBITDA will be $32-35 million. Adjusted EBITDA excludes the anticipated gain on the sale of the creosote business as well as restructuring and realignment charges previously disclosed.

Phone: 713-600-3800 ● Fax: 713-600-3850

www.kmgchemicals.com ● NYSE: KMG

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic and industrial wood treatment chemical markets. For more information, visit the Company's website at http://kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contact

KMG Chemicals, Inc.

Eric Glover, 713-600-3865

Investor Relations Manager

Main: 713-600-3800 ● Fax: 713-600-3850

www.kmgchemicals.com ● NYSE: KMG